Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Jeffrey A. Chaffkin 860-273-7830 chaffkinj@aetna.com

News Release _____________________________________________________________________________________________

AETNA REPORTS THIRD-QUARTER 2007 RESULTS
•	Third-quarter operating earnings were $0.97 per share, a 15 percent increase over the prior-year quarter, above the Thomson/First Call mean of $0.92 per share
•	Third-quarter net income was $0.95 per share, a 12 percent increase over the prior-year quarter
•	Third-quarter Commercial Medical Benefit Ratio was 78.6 percent
•	Third-quarter medical membership grew organically by 228,000; Overall medical membership was 16.613 million with the inclusion of Schaller Anderson's 618,000 members
•	Guidance for full-year 2007 operating earnings increased to $3.48 from prior guidance of $3.40 to $3.42 per share; Fourth-quarter operating earnings per share expected to be $0.87
•	Preliminary guidance for 2008 operating earnings per share projected to be $4.00, a 15 percent increase over full-year 2007 guidance.

HARTFORD, Conn., October 25, 2007― Aetna (NYSE: AET) today announced third-quarter 2007 operating earnings of $0.97 per share.  Operating earnings reflect approximately $16 million after tax, or $.03 per share, of favorable Medicare prior-period reserve development related to the first half of 2007.  The increase in operating earnings per share reflects 11 percent total revenue growth, primarily from quarter-over-quarter membership growth and premium and fee rate increases, as well as solid underwriting results and continued general and administrative expense efficiencies.  This improvement also reflects the benefit of continued share repurchases.  Operating earnings exclude net realized capital gains (losses) and other items.(1)  Third quarter 2007 net income was $0.95 per share, an increase of 12 percent over the prior-year quarter.

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Quarterly Financial Results at a Glance

	Three Months Ended September 30,
(Millions, except per common share)	2007	2006	Change
Total revenue	$6,961.3	$6,299.5	11%
Operating earnings(1)	507.4	466.3	9%
Net income	496.7	476.4	4%

Per share results:
Operating earnings(1)	.97	.84	15%
Net income	.95	.85	12%

Weighted average common shares - diluted	523.9	558.1

“Aetna’s third-quarter results once again indicate that our overall strategy is working,” said Ronald A. Williams, chairman and CEO.  “We're growing profitably in the marketplace by listening to our customers and building tools to help people become much better consumers of health care services.  We continue to lead in offering products and services that help our customers better manage health care quality and costs.

“We also continued to invest in our businesses in the quarter.  We completed the acquisition of Schaller Anderson, a leading provider of health care management services for Medicaid plans. In early October, we acquired Goodhealth Worldwide, which strengthens our Aetna Global Benefits business.  These additions further strengthen and broaden our revenue stream and provide us with new opportunities for profitable growth.”

“Three things stand out in our third-quarter results,” said Joseph M. Zubretsky, executive vice president and CFO. “First, our continued focus on disciplined underwriting, pricing and effective medical cost management resulted in an excellent Commercial Medical Benefit Ratio. Second, the organic growth in our medical membership reflected meaningful increases across our businesses, including newer customer markets such as Individual, Student Health and Government and Labor. Third, we continued to show progress in managing our capital.

“Based on these results, we now expect to achieve full-year operating earnings per share of $3.48(2), an increase over our previous guidance of $3.40 to $3.42.  Looking ahead to 2008, we project our operating earnings per share to increase by 15 percent to $4.00.”

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Health Care business results
Health Care, which provides a full range of insured and self-insured medical, dental, pharmacy and behavioral health products and services, reported:
•
Operating earnings of $488.6 million for the third quarter of 2007, compared with $447.0 million for the third quarter of 2006. The increase in operating earnings reflects a 12 percent increase in revenue primarily from membership growth and premium and fee rate increases, as well as solid underwriting results, continued general and administrative expense efficiencies and higher net investment income.

•	Net income of $486.3 million for the third quarter of 2007, compared with $449.3 million for the third quarter of 2006.
•
A Commercial Medical Benefit Ratio (“MBR”) of 78.6 percent for the third quarter of 2007 and 2006.  The Commercial MBR for the third quarter of 2006 includes approximately $33 million pretax of favorable development of prior-period health care cost estimates.  There was no significant reserve development in the third quarter of 2007.

•
A Medicare MBR of 84.4 percent for the third quarter of 2007, compared to 80.7 percent for the third quarter of 2006. The Medicare MBRs for the third quarters of 2007 and 2006 include approximately $24 million pretax and $12 million pretax, respectively, of favorable development of prior-period health care cost estimates.

•
A total MBR of 79.4 percent for the third quarter of 2007, compared to 78.8 percent for the third quarter of 2006.  Total MBR combines the benefit ratios of the Commercial, Medicare and Medicaid products.

•
Third quarter medical membership grew organically by 228,000, bringing the year-to-date organic medical membership growth to 562,000 members.  With the inclusion of Schaller Anderson's 618,000 members, total medical membership at September 30, 2007 was 16.613 million members.  Third quarter pharmacy membership increased by 83,000 to 10.7 million and dental membership increased by 79,000 to 13.3 million from June 30, 2007.

•	Total revenues for the third quarter of 2007 increased by 12 percent to $6.3 billion from $5.6 billion for the third quarter of 2006.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:

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•
Operating earnings of $38.2 million for the third quarter of 2007, compared with $34.6 million for the third quarter of 2006, reflecting a lower group benefit ratio partially offset by higher general and administrative expenses.

•	Net income of $31.1 million for the third quarter of 2007, compared with $39.7 million for the third quarter of 2006.
•	Total revenues for third quarter of 2007 were $526.2 million, compared with $526.8 million for the third quarter of 2006.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
•	Operating earnings of $9.2 million for the third quarter of 2007, compared with $10.6 million for the third quarter of 2006, reflecting the runoff nature of the business.

•	Net income of $7.9 million for the third quarter of 2007, compared with $13.3 million for the third quarter of 2006.

Total company results
•
Total Revenues.  Revenues increased 11 percent to $7.0 billion for the third quarter of 2007, compared with $6.3 billion for the third quarter of 2006. The growth in third-quarter revenue reflects a higher level of membership, premium and fee rate increases and revenue from the recent acquisition of Schaller Anderson that resulted in an increase of 12 percent in premiums and 9 percent in fees and other revenue.

•
Total Operating Expenses.  Operating expenses were $1.3 billion for the third quarter of 2007, $114 million higher than the third quarter of 2006.  Operating expenses as a percentage of revenue(3) improved to 18.2 percent for the third quarter of 2007 from 18.4 percent for the third quarter of 2006, reflecting continued expense efficiencies. Including net realized capital gains (losses), these percentages were 18.3 percent for the third quarter of 2007 and 18.4 percent for the third quarter of 2006.

•
Corporate Interest Expense was $28.6 million after tax for the third quarter of 2007, compared with $25.9 million for the third quarter of 2006.  The increase was due to higher average debt levels in 2007.

•	Net Income. Aetna reported net income of $496.7 million for the third quarter of 2007, compared with $476.4 million for the third quarter of 2006.

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•
Operating Margin was 12.1 percent for the third quarter of 2007, compared with 12.3 percent for the third quarter of 2006, pre-tax.(4) The after-tax operating margin, which represents income from continuing operations divided by total revenue, was 7.1 percent for the third quarter of 2007, compared with 7.6 percent for the third quarter of 2006.

A live audio webcast of the third-quarter results conference call will begin at 8:30 a.m. ET today.  The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the Internet at www.aetna.com.  Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.

The conference call also can be accessed by dialing 888-218-8125, or 913-312-0418 for international callers.  The Company suggests participants dial in approximately 10 minutes before the call.  Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers.  The replay access code is 6409433. Telephone replays will be available from 11:30 a.m. ET on October 25 until midnight ET on November 8, 2007.

Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 36.4 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, government-sponsored plans and expatriates. www.aetna.com

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Consolidated Statements of Income
($ in Millions)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006

Revenue:
Health care premiums	$5,445.4	$4,820.3	$15,916.7	$14,308.3
Other premiums	494.5	472.5	1,493.1	1,482.5
Fees and other revenue	775.9	712.9	2,244.9	2,121.4
Net investment income	262.1	278.3	864.9	852.1
Net realized capital (losses) gains	(16.6)	15.5	(64.4)	21.9
Total revenue	6,961.3	6,299.5	20,455.2	18,786.2

Benefits and expenses:
Health care costs	4,323.1	3,797.4	12,814.1	11,481.9
Current and future benefits	537.6	554.1	1,704.7	1,733.6
Operating expenses:
Selling expenses	267.1	231.7	793.7	715.3
General and administrative expenses (5)	1,004.3	925.6	2,896.6	2,876.3
Total operating expenses	1,271.4	1,157.3	3,690.3	3,591.6
Interest expense	44.0	39.9	129.1	107.2
Amortization of other acquired intangible
assets	25.9	22.0	69.5	63.7
Reduction of reserve for anticipated future
losses on discontinued products	-	-	(64.3)	(115.4)
Total benefits and expenses	6,202.0	5,570.7	18,343.4	16,862.6

Income from continuing operations before
income taxes	759.3	728.8	2,111.8	1,923.6
Income taxes	262.6	252.4	729.2	672.1
Income from continuing operations	496.7	476.4	1,382.6	1,251.5
Income from discontinued operations,
net of tax	-	-	-	16.1
Net income	$496.7	$476.4	$1,382.6	$1,267.6

Shareholders' equity at September 30, 2007 and 2006			$9,606.8	$9,650.1

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Summary of Results
(in Millions)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006

Operating earnings	$507.4	$466.3	$1,382.6	$1,223.7
Debt refinancing charge	-	-	-	(8.1)
Physician class action settlement insurance-
related charge	-	-	-	(47.1)
Reduction of reserve for anticipated future
losses on discontinued products	-	-	41.8	75.0
Acquisition-related software charge	-	-	-	(6.2)
Net realized capital (losses) gains	(10.7)	10.1	(41.8)	14.2
Income from continuing operations (GAAP
measure)	496.7	476.4	1,382.6	1,251.5
Income from discontinued operations	-	-	-	16.1
Net income (GAAP measure)	$496.7	$476.4	$1,382.6	$1,267.6

Weighted average common shares - basic	507.4	536.6	512.2	554.8

Weighted average common shares - diluted	523.9	558.1	530.6	578.3

Summary of Results Per Common Share

Operating earnings	$.97	$.84	$2.61	$2.12
Debt refinancing charge	-	-	-	(.02)
Physician class action settlement insurance-
related charge	-	-	-	(.08)
Reduction of reserve for anticipated future
losses on discontinued products	-	-	.08	.13
Acquisition-related software charge	-	-	-	(.01)
Net realized capital (losses) gains	(.02)	.01	(.08)	.02
Income from continuing operations (GAAP
measure)	.95	.85	2.61	2.16
Income from discontinued operations	-	-	-	.03
Net income (GAAP measure)	$.95	$.85	$2.61	$2.19

Shareholders' equity at September 30, 2007 and 2006 (6)			$19.18	$18.49

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Segment Information (7)
($ in Millions)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Health Care:
Total revenue	$6,280.4	$5,591.6	$18,322.6	$16,612.6

Selling expenses	$243.1	$212.0	$722.6	$651.2
General and administrative expenses	937.1	862.6	2,693.4	2,610.1
Operating expenses, excluding other items	1,180.2	1,074.6	3,416.0	3,261.3
Debt refinancing charge	-	-	-	12.4
Physician class action settlement
insurance-related charge	-	-	-	72.4
Total operating expenses (GAAP measure)	$1,180.2	$1,074.6	$3,416.0	$3,346.1

Operating earnings	$488.6	$447.0	$1,331.3	$1,160.5
Debt refinancing charge	-	-	-	(8.1)
Physician class action settlement
insurance-related charge	-	-	-	(47.1)
Net realized capital (losses) gains	(2.3)	2.3	(21.5)	1.5
Net income (GAAP measure)	$486.3	$449.3	$1,309.8	$1,106.8

Group Insurance:
Total revenue	$526.2	$526.8	$1,602.8	$1,615.1

Selling expenses	$24.0	$19.7	$71.1	$64.1
General and administrative expenses	63.3	59.6	191.8	160.5
Operating expenses, excluding other item	87.3	79.3	262.9	224.6
Acquisition-related software charge	-	-	-	8.3
Total operating expenses (GAAP measure)	$87.3	$79.3	$262.9	$232.9

Operating earnings	$38.2	$34.6	$108.5	$102.8
Acquisition-related software charge	-	-	-	(6.2)
Net realized capital (losses) gains	(7.1)	5.1	(20.5)	2.7
Net income (GAAP measure)	$31.1	$39.7	$88.0	$99.3

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Segment Information continued (7)
($ in Millions)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Large Case Pensions:
Total revenue	$154.7	$181.1	$529.8	$558.5

Operating earnings	$9.2	$10.6	$26.7	$30.0
Reduction of reserve for anticipated future
losses on discontinued products	-	-	41.8	75.0
Net realized capital (losses) gains	(1.3)	2.7	.2	10.0
Net income (GAAP measure)	$7.9	$13.3	$68.7	$115.0

Total Company:
Total revenue	$6,961.3	$6,299.5	$20,455.2	$18,786.2

Selling expenses	$267.1	$231.7	$793.7	$715.3
General and administrative expenses	1,004.3	925.6	2,896.6	2,783.2
Operating expenses, excluding other items	1,271.4	1,157.3	3,690.3	3,498.5
Debt refinancing charge	-	-	-	12.4
Physician class action settlement
insurance-related charge	-	-	-	72.4
Acquisition-related software charge	-	-	-	8.3
Total operating expenses (GAAP measure)	$1,271.4	$1,157.3	$3,690.3	$3,591.6

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Membership
(Members in Thousands)

	September 30,	September 30,	December 31,	June 30,
	2007	2006	2006	2007
Medical Membership:
Commercial	15,660	15,122	15,141	15,396
Medicare Advantage	191	124	123	189
Medicare Health Support Program	15	18	17	15
Medicaid	747	119	152	167
Total Medical Membership	16,613 (8)	15,383	15,433	15,767

Consumer-Directed Health Plans (9)	980	644	676	960

Dental Membership:
Commercial	12,426	12,218	12,262	12,333
Network Access (10)	838	1,178	1,210	852
Total Dental Membership	13,264	13,396	13,472	13,185

Pharmacy Membership:
Commercial	9,570	9,138	9,161	9,481
Medicare PDP (stand-alone)	309	319	314	311
Medicare Advantage PDP	150	115	115	148
Total Pharmacy Benefit
Management Services	10,029	9,572	9,590	9,940
Mail Order (11)	640	630	625	646
Total Pharmacy Membership	10,669	10,202	10,215	10,586

Premiums and Medical Benefit Ratios (12)
($ in Millions)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Premiums:
Commercial	$4,720.9	4,350.2	$13,831.1	$12,972.6
Medicare	634.8	469.0	1,964.0	1,334.6
Health Care	5,445.4	4,820.3	15,916.7	14,308.3

Medical Benefit Ratios:
Commercial	78.6%	78.6%	79.5%	79.7%
Medicare	84.4%	80.7%	86.9%	85.7%
Total	79.4%	78.8%	80.5%	80.2%

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Operating Margins
($ in Millions)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Reconciliation to income from continuing
operations before income taxes:
Operating earnings before income taxes, excluding
interest expense and amortization of other acquired
intangible assets (A)	$845.8	$775.2	$2,310.5	$2,050.3
Interest expense	(44.0)	(39.9)	(129.1)	(107.2)
Amortization of other acquired intangible assets	(25.9)	(22.0)	(69.5)	(63.7)
Debt refinancing charge	-	-	-	(12.4)
Physician class action settlement insurance-related
charge	-	-	-	(72.4)
Reduction of reserve for anticipated future losses
on discontinued products	-	-	64.3	115.4
Acquisition-related software charge	-	-	-	(8.3)
Net realized capital (losses) gains	(16.6)	15.5	(64.4)	21.9
Income from continuing operations before income
taxes (B) (GAAP measure)	$759.3	$728.8	$2,111.8	$1,923.6

Reconciliation to income from continuing
operations:
Operating earnings, excluding interest expense and
amortization of other acquired intangibles assets (C)	$552.8	$506.5	$1,511.7	$1,334.7
Interest expense, net of tax	(28.6)	(25.9)	(83.9)	(69.6)
Amortization of other acquired intangible assets,
net of tax	(16.8)	(14.3)	(45.2)	(41.4)
Debt refinancing charge, net of tax	-	-	-	(8.1)
Physician class action settlement insurance-related
charge, net of tax	-	-	-	(47.1)
Reduction of reserve for anticipated future losses
on discontinued products, net of tax	-	-	41.8	75.0
Acquisition-related software charge, net of tax	-	-	-	(6.2)
Net realized capital (losses) gains, net of tax	(10.7)	10.1	(41.8)	14.2
Income from continuing operations (D) (GAAP
measure)	$496.7	$476.4	$1,382.6	$1,251.5

Reconciliation of Revenue:
Revenue, excluding net realized capital (losses)
gains (E)	$6,977.9	$6,284.0	$20,519.6	$18,764.3
Net realized capital (losses) gains	(16.6)	15.5	(64.4)	21.9
Total revenue (F) (GAAP measure)	$6,961.3	$6,299.5	$20,455.2	$18,786.2

Operating Margins:
Pretax operating margin (A)/(E)	12.1%	12.3%	11.3%	10.9%
Pretax operating margin (B)/(F) (GAAP measure)	10.9%	11.6%	10.3%	10.2%

After-tax operating margin (C)/(E)	7.9%	8.1%	7.4%	7.1%
After-tax operating margin (D)/(F) (GAAP measure)	7.1%	7.6%	6.8%	6.7%

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Operating Expenses
($ in Millions)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006

Reconciliation of Operating Expenses:
Operating expenses, excluding other items (G)	$1,271.4	$1,157.3	$3,690.3	$3,498.5
Debt refinancing charge	-	-	-	12.4
Physician class action settlement insurance-related
charge	-	-	-	72.4
Acquisition-related software charge	-	-	-	8.3
Total operating expenses (H) (GAAP measure)	$1,271.4	$1,157.3	$3,690.3	$3,591.6

Operating Expenses Percentages:
Operating expenses as a % of revenue (G)/(E)	18.2%	18.4%	18.0%	18.6%
Total operating expenses as a % of total revenue (H)/(F)
(GAAP measure)	18.3%	18.4%	18.0%	19.1%

(1) Operating earnings exclude net realized capital gains and losses and other items, if any, from income from continuing operations as discussed below. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of the Company’s underlying business performance from period to period.  Management uses operating earnings to assess business performance and to make decisions regarding the Company’s operations and allocation of resources among the Company’s businesses.  Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.  Each of the excluded items is discussed below:
•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations.

•
Release of reserves for anticipated future losses on discontinued products of $41.8 million and $75.0 million, after tax, are considered other items for the nine months ended September 30, 2007 and 2006, respectively, as they represent a reduction of reserves previously established for certain products no longer offered by the Company that do not benefit ongoing business operations.

•
A debt refinancing charge of $8.1 million, after tax ($12.4 million pretax), represents the net charge from the write-off of debt issuance costs and the recognition of deferred gains on terminated interest rate swaps in connection with the redemption of the Company’s 8.5 percent senior notes due 2041.  This is an other item for the nine months ended September 30, 2006, as it does not reflect underlying 2006 business performance.

•
The write-off of a $47.1 million, after tax ($72.4 million pretax), insurance recoverable related to a prior-year physician class action settlement as a result of a trial court summary judgment ruling.  This is an other item for the nine months ended September 30, 2006, as it does not reflect underlying 2006 business performance.

•
As a result of the acquisition of Broadspire’s disability business in 2006, the Company impaired approximately $6.2 million, after tax ($8.3 million pretax), of the Company’s previously capitalized software, due to the acquisition of a more multifunctional system.  This is an other item for the nine months ended September 30, 2006 that does not reflect underlying 2006 business performance.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP), refer to the tables on pages 8 through 9 and 11 through 12 of this press release.

(2) Projected operating earnings per share exclude any future net realized capital gains or losses from income from continuing operations. The Company is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected income from continuing operations, or to a projected change in income from continuing operations, in any period. Projected operating earnings per share for the full-year 2007 assumes approximately 528 million weighted-average diluted shares.

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(3) Operating expenses as a percentage of revenue excludes net realized capital gains and losses from total revenue. Net realized capital gains and losses do not directly relate to underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations. Operating expenses exclude the other items described in footnote (1).

(4)  In order to provide useful information regarding profitability of the Company on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), the Company’s pretax operating margin excludes interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess the Company’s performance, including performance versus competitors. Operating earnings used in the pretax margin calculation also exclude the other items described in footnote (1).

(5) General and administrative expenses for the nine months ended September 30, 2006 include the debt refinancing charge, insurance-related charge and the acquisition-related software charge discussed in footnote (1) above.

(6) Actual common shares outstanding were 500.4 million and 522.0 million at September 30, 2007 and 2006, respectively.

(7) Revenue and operating expense information is presented before income taxes.  Operating earnings information is presented net of income taxes.

(8) Includes approximately 575,000 Medicaid (111,000 Insured and 464,000 ASC) and 43,000 Commercial ASC members at September 30, 2007 from the Schaller Anderson acquisition.

(9) Represents members in consumer-directed health plans included in the Company's Commercial medical membership.

(10) Represents members in products that allow these members access to the Company's dental provider network for a nominal fee.

(11) Represents members who purchased medications through Aetna Rx Home Delivery®, the Company's mail order pharmacy, during the quarterly period.

(12) Health Care includes all medical, dental and other health care products.  Commercial includes all health care products except Medicare and Medicaid.

ADDITIONAL INFORMATION; CAUTIONARY STATEMENT -- Certain information in this press release is forward looking, including our projections as to operating earnings and weighted-average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including failure to achieve desired rate increases and/or profitable membership growth due to significant competition, reputational issues or other factors in key geographic markets where membership is concentrated; unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); and the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance. Other important risk factors include, but are not limited to:  the ability to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement multiple strategic and operational initiatives simultaneously; reduced levels of investment income from low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as patients' rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix or medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry wide investigation into insurance brokerage practices concerning broker compensation arrangements, bid quoting practices and potential antitrust violations being conducted by the New York Attorney General, the Connecticut Attorney General and others, and for which the Company has received and may receive subpoenas); and increases in medical costs or Group Insurance claims resulting from any acts of terrorism, epidemics or other extreme events. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2006 Annual Report on Form 10-K, on file with the Securities and Exchange Commission (“SEC”). You also should read Aetna's September 30, 2007 Quarterly Report on Form 10-Q when filed with the SEC for a discussion of Aetna's historical results of operations and financial condition.